Exhibit 6.20
TECHNOLOGY SERVICES AGREEMENT
Account Form

This TECHNOLOGY SERVICES AGREEMENT ACCOUNT FORM, which consists of this account form (the “Account Form”) and the associated Terms and Conditions (the “Terms and Conditions”) attached hereto as Exhibit A, is made and entered into as of October __, 2015 (the “Effective Date”) between Elio Motors, Inc. (“Issuer”, “you”, “your”) and FundAmerica Technologies, LLC (“FAT”, “Service Provider,” “we,” “our,” or “us”) (each, a “Party,” and together, the “Parties”).

RECITALS

WHEREAS, FAT is a technology firm providing engineering and technology solution services; and,

WHEREAS FAT has created, owns and maintains proprietary tools and technology, negotiated third- party integrations, and has developed operational processes to provide certain back-end tools, technology services, to Issuers (the “Service” or “Services”); and,

WHEREAS, Issuer operates a website or otherwise intends to use technology to advertise equity and/or debt offerings to investors in a securities offering.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to execute this Technology Services Agreement (the “Agreement”) to memorialize the terms and conditions for which FAT will provide Services to Issuer. Our Services are conditioned upon Issuer’s acceptance and compliance with the terms of this Agreement.

The parties hereby agree as follows:

1.	Financial Technology Services
FAT together with its subsidiaries and affiliated entities will provide the Services to Issuer, subject to the Terms and Conditions contained in the attached Exhibit A. Such Services include Application Programming Interface (the “API”) and the “Invest Now” buttons.

2.	Fees
Issuer shall pay fees as indicated in Exhibit A below.

Agreed as of the date first written above, by and between:

Elio Motors, Inc., by Paul Elio, its Chief Executive Officer, 10/__/15

FundAmerica Technologies, LLC, by Scott Purcell, its Chief Executive Officer, 10/__/15

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

TECHNOLOGY SERVICES AGREEMENT EXHIBIT A
TERMS AND CONDITIONS

1.            DEFINITIONS. For purposes of this Agreement:
1.1           “Agreement” means this Technology Services Agreement, which consists of the Account Form and this Exhibit A Terms and Conditions.
1.2           “Issuer” means the company and any related party, subsidiary, agent, representative, successor in interest, or other person or entity acting on behalf of or in place of the person or entity who is using (or enabling the use of) technology to raise capital and is identified on the Account Form as the Issuer.
1.3           “Issuer Materials” means all data, information, works of authorship, inventions, drawings, logos, software code or other materials provided by Issuer to FAT.
1.4           “Account Form” means the Technology Services Agreement Account Form.
1.5           “Investor” or “Subscriber” means a Person that commits to purchase equity or debt securities of an Issuer in an Offering.
1.6           “Offering” means an offering by an Issuer of its debt or equity securities.
1.7           “Person” means any individual, company, limited liability company, corporation, trust, estate, association, nominee or other entity.
1.8           “Services” has the meaning set forth in the Account Form.
1.9           “Term” has the meaning set forth in Section 8.
1.10         “Subsidiaries” or “Affiliates” or “Affiliate Entities” or “Affiliate Companies” of FAT include FundAmerica Securities, LLC and FundAmerica Stock Transfer, LLC.
1.11         “User” means Issuer, its customers and any other person using the Services in any way.
1.12         “Information” means any data or information, including personally identifiable information, provided by or relating to Users in connection with any Offering, whether provided directly by User or Funding Platform in connection with the Services.

2.	API AND HOSTING
2.1           API.
The FAT Application Programming Interface (the “API”) and “Invest Now” buttons will provide access to various Services, which may be selectively used at Issuer’s option pursuant to FAT policies in effect at the time of each desired use. Services may also be selectively enabled or disabled by Service Provider, in its sole discretion, limiting which Services, features and tools Issuer has access to use.
2.2	Hosting & Management.
At all times, the Services shall be hosted, managed and maintained by FAT and our appointed third-party service providers. Our Services are accessible via our API, and not by any separate software installation. FAT provides Services to numerous other customers, including other issuers and funding platforms. The Services that FAT provides are evolving and the Services that we provide may change from time to time without prior notice to you. FAT may update, modify, change or otherwise alter the hosting location(s) and/or methodology, as well as any or all features, functionality, user interface(s) located in Issuer’s account on apps.fundamerica.com (the “Control Panel”), business logic, policies, procedures, and/or the API from time to time at its sole discretion and without notice.

3.	SERVICES
3.1           Access.
FAT will make the Services available to Issuer and Issuer’s customers and other users (“Users”) in accordance with this Agreement and FAT’s rules, policies, and Terms of Use then in effect. Issuer acknowledges that its use of the Services are subject to this Agreement, including all applicable terms of service, privacy policies and other policies that are then in effect by FAT and posted to the Control Panel (as modified from time to time in FAT’s sole discretion and with no prior notice to you required), all of which are hereby incorporated by reference into this Agreement. Issuer acknowledges that some of the Services, even though a la carte in the system, may be interdependent and not available except and unless combined with other Services.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

3.2	API Restrictions.
Issuer will not directly itself, and will not permit or authorize third parties, including Issuer’s Users, employees or agents to: (a) rent, lease, sublet, resell, convert, license, exploit, use, modify, or otherwise permit unauthorized third parties to access or use any aspect of the API; (b) reverse engineer, reverse assemble or otherwise attempt to discover the source code for the API; (c) circumvent or disable any security or other technological features or measures of the API; (d) alter, modify, convert or attempt to, modify, convert or otherwise manipulate the API, software or code; or (e) clone or otherwise copy, replicate or duplicate in any fashion any part of the API design, workflow, features or methodology, all of which Issuer acknowledges are proprietary intellectual property wholly owned by FAT.
3.3	Reporting.
FAT will provide Issuer with access to regular updates via the WebHooks functionality of the API, which enables Issuer to get on-demand updates both for its own purposes and so it can create reports and alert systems for its customers and other users with respect to all receipts of funds, deposits, disbursements and other transactions for any escrow account for which its affiliate, FundAmerica Securities LLC, is acting as escrow agent or trustee for securities offerings conducted by the Issuer.  When the Services are used via the API, then FAT shall not be obligated to push or send reports or alerts to Issuer or any other person. When the Services are used via the “Invest Now” buttons or the manual control panel tools, then FAT will send confirmations and alerts, generally on Issuer’s behalf (meaning “from” you, which you hereby unequivocally and unconditionally instruct, direct and authorize us to do).
3.4	FAT Duties.
FAT will at all times manage the API and all related engineering functions, including application maintenance, upgrades, hosting and modifications.  FAT will provide the API and the Services availability on an ongoing basis in exchange for Fees, (defined below) including technology, upgrades, operating systems, databases and backups, SSL certificates, third-party service integrations, and related technology licenses.
3.5	Issuer’s Obligations.
Issuer warrants that it will operate its business in compliance with all federal and state laws.
3.6	Ethics, Reputation.
Issuer will use the Services in compliance with all applicable laws and regulations, and refrain from any conduct, use or misuse that may damage the reputation of FAT or its subsidiaries or affiliated entities.
3.7	No Warranties.
Issuer will not make or publish any representations, warranties, or guarantees on behalf of FAT concerning FAT’s Services.
3.8	Content, Use, and Protection Against Unauthorized Use.
FAT reserves the right to suspend or terminate any User from using the API for any violation of the terms or intent of this Agreement, as determined by FAT in its sole discretion. Issuer is prohibited from using FAT’s or its subsidiaries and affiliated entities API or “Invest Now” buttons in any unlawful or unethical manner, or in any manner that interferes with, disrupts, or disables the API or the networks or Services on which the API operates, or that is in any way a violation of the site Terms of Use of any federal or state laws, rules or regulations. Issuer is solely responsible for the content of its postings, data and transmissions using the API, and any other use of the API and “Invest Now” buttons. Issuer is expressly authorized to use the API and “Invest Now” buttons in conjunction with any securities offerings for which FAT or any of its affiliates have been engaged.  Issuer will use its best efforts to prevent any unauthorized use of the API and “Invest Now” buttons and immediately notify FAT in writing of any unauthorized use that comes to Issuer’s attention. Issuer will take all steps reasonably necessary to terminate the unauthorized use. Issuer hereby indemnifies and holds FAT harmless for any and all violations or breaches of this Section 3.8 or any unauthorized use or any misuse as discussed above.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserve

3.9 Terms of Use, Privacy Policy, Service Level Agreement.
Except as set forth in this Agreement, the Services shall be subject to the most current, then in effect, Terms of Use and Privacy Policy, as available via links at the bottom of the www.fundamerica.com website. Furthermore, the Services shall be available to Issuer in accordance with the Service Level Agreement (the “SLA”) as available via a link at the bottom of the www.fundamerica.com website. In the event of any conflict between any terms or provisions of the website Terms of Use and the terms and provisions of this Agreement, the applicable terms and provisions of this Agreement shall control.
3.10 Ownership.
Except for the rights expressly granted in this Agreement, nothing shall be construed or shall grant, convey, transfer, assign, or imply the conveyance of rights, claims, ownership or other claim to any right or title to the technology, software, business processes or intellectual property of Issuer. Issuer will not acquire any right, title, or interest in or to the API, “Invest Now” buttons, or other software, technology, business processes, copyrights, trademarks, or intellectual property of FAT or its subsidiaries and affiliated entities by any reason, including:
(a) the execution and delivery of this Agreement, (b) the disclosure of any information with respect to the Invest Now buttons or the API by FAT either pursuant to this Agreement or prior or subsequent to execution hereof, (c) Issuer’s discovery of confidential information in the course of the commercial relationship contemplated by this Agreement, or (d) any licensed or unlicensed use of FAT’s proprietary information, software, the API, the “Invest Now” buttons, brand, or intellectual property and/or the creation or evolution of any derivative or new intellectual property, software, information, arising from the use or misuse of the Services. Rather, FAT retains the sole and exclusive ownership of all intellectual property and proprietary rights with respect to the API and software, the “Invest Now” buttons as well as business and technological processes, including the sole and exclusive ownership to any improvements and derivative works of the API developed by Issuer or any other person. Issuer hereby grants to FAT a nonexclusive, worldwide, royalty free right and license to its copyrights, intellectual property and proprietary rights strictly in connection with FAT’s development, integration, implementation, hosting, marketing, advertising and operation of the Services.

4. FEES
4.1 Fees, Compensation.
Fees for the Services provided under this Agreement are included within the service fees set forth in the FundAmerica Broker-Dealer Agreement and the Escrow Agreement entered between Issuer and FAT’s affiliate, FundAmerica Securities LLC.

All Fees are incurred at the time Services are provided. For purposes of this Agreement, fees may be paid via ACH debit to Issuer’s bank account and the parties agree that the definition of “investments” in the “ACH Debit Authorization Form” is hereby expanded to include fees due hereunder.  All fees for FAT’s Services other than the technology core fee are not contingent upon the success or amount of any offering. FAT may increase or decrease (“change”) the Fees we charge at any time upon sixty (60) days’ notice, with such changes applying only to offerings approved after the notice; changes shall never affect current offerings which are approved, live and raising funds. All Fees are not to be prorated for any partial periods, nor are they refundable in whole or in part unless agreed to in writing by FAT or FundAmerica Securities LLC, as may be appropriate, for the specific Service on which Fees were charged.
4.2 Taxes.
Each party to this Agreement shall be solely responsible for their own federal and state taxes, and will pay their own taxes, duties, withholding taxes, and other governmental and/or regulatory charges (collectively, the “Taxes”) resulting from or pursuant to its performance under this Agreement and as they apply to its respective business.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

4.3 Late Charges.
Any amount not paid by Issuer when due will be subject to finance charges equal to one and one-half percent (1.5%) per month, determined and compounded daily from the date due until the date paid. Issuer will also reimburse all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by FAT or its subsidiaries and affiliated entities to collect any amounts not paid when due. FAT, may, at any time, in its sole and absolute discretion, suspend availability of the Services on any account which is late in payment.

5.	MUTUAL WARRANTIES
5.1	Mutual Warranties.
Each party to this Agreement represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings. Each party further represents and warrants that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any other person is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.
5.2	Warranties by Issuer.
(a)           Issuer Materials. Issuer hereby represents and warrants that the Issuer Materials comply with all applicable laws, and will not infringe the copyright, trade secret, privacy, publicity, or other rights of any third party. Issuer hereby indemnifies and holds FAT and its subsidiaries and affiliated entities harmless for any and all violations or breaches of this Section 5.2. Issuer acknowledges that it is sharing its Issuer Materials with FAT in order for us to provide the Services and perform under this Agreement.
(b)	Breach of Warranties.
In the event of any breach of any of Issuer’s responsibilities or warranties herein, in addition to any other remedies available at law or in equity, FAT has the right to immediately, in FAT’s sole discretion, suspend any related API features and/or Services if deemed necessary by FAT to prevent or eliminate difficulties in the operation of Services or harm to FAT’s reputation, or to prevent potential litigation or other controversies.

5.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW). FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES DO NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR SOFTWARE OR AGAINST INFRINGEMENT. FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES DO NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OF THE API, THE “INVEST NOW” BUTTONS OR THE SERVICE WILL BE SECURE OR UNINTERRUPTED. FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES EXPRESSLY DISCLAIM ANY AND ALL LIABILITY ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET. ISSUER WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES TO ANY THIRD PARTY. ISSUER’S ACCESS TO AND USE OF THE SERVICES OR ANY API ARE AT ISSUER’S OWN RISK. ISSUER UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN “AS IS” AND “AS AVAILABLE” BASIS. FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES EXPRESSLY DISCLAIM LIABILITY TO ISSUER FOR ANY DAMAGES RESULTING FROM ISSUER’S RELIANCE ON OR USE OF THE SERVICES.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

6.	LIMITATION OF LIABILITY:
6.1           Disclaimer of Consequential Damages. ISSUER HEREBY ACKNOWLEDGES AND AGREES, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES, WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO ISSUER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS.
6.2           Cap on Liability. ISSUER HEREBY ACKNOWLEDGES AND AGREES UNDER NO CIRCUMSTANCES WILL FAT’S AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES TOTAL LIABILITY OF ANY AND ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY ISSUER TO FAT AND/OR ITS SUBSIDIARIES OR AFFILIATED ENTITIES UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.
6.3	General Indemnification.
Each Party hereby agrees to indemnify, protect, defend and hold harmless the other Party and/or its subsidiaries and/or affiliates and their its officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), the indemnified party and/or its subsidiaries and/or affiliates may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of the indemnifying party contained in this Agreement or in any certificate or document delivered by the indemnifying party or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of the indemnifying party under this Agreement, or (c) any other cost, claim or liability arising out of or relating to operation or use of the license granted hereunder, or, (d) any breach, action or regulatory investigation arising from the indemnifying party’s failure to comply with any state blue sky laws or other securities laws, and/or arising out of any alleged misrepresentations, misstatements or omissions of material fact in the Issuers’ offering memoranda, general solicitation, advertisements and/or other offering documents. Each Party is required to immediately defend the other Party and its subsidiaries and affiliated entities including the immediate payment of all attorney fees, costs and expenses, upon commencement of any regulatory investigation arising or relating to the Issuer’s offering and/or items (a) through (d) in this paragraph. Any amount due under the aforesaid indemnity will be due and payable by the indemnifying party within thirty (30) days after demand thereof. Furthermore, each Party shall protect, hold harmless and indemnify the other Party and its subsidiaries and affiliated entities and their officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all liability related to the indemnifying party’s business and business related operations and affairs, and use of the API, license, the Services API or any breach of the terms of this Agreement.

7.	MUTUAL CONFIDENTIALITY OF INFORMATION
7.1           Definition of Confidential Information. As used herein, the “Confidential Information” means all confidential and proprietary information of a party disclosed (“Disclosing Party”) to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the terms and conditions of this Agreement (including pricing and other terms reflected in all Account forms hereunder), data, business and marketing plans, technology and technical information, product designs, API designs, “Invest Now” buttons, and business processes. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without breach of any obligation owed toe Disclosing Party; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to Disclosing Party. All intellectual property, work product, software, code, and other proprietary information or work product of both parties to this Agreement is expressly agreed to be Confidential Information.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

7.3	Protection.
Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event using less than reasonable care.
7.4	Remedies.
If Receiving Party discloses or uses or threatens to disclose or use any of the Confidential Information of Disclosing Party in breach of the terms hereunder, Disclosing Party shall have the right, in addition to any other remedies available in law and equity, to seek injunctive relief to enjoin such act, it being specifically acknowledged by the parties that any other available remedies are inadequate.

8.	TERM AND TERMINATION
8.1	Term.
Subject to prior termination pursuant to Section 8.2, this Agreement shall become effective on the Effective Date and shall continue during the pendency of the Offering.
8.2	Termination.
Either party may terminate this Agreement upon thirty (30) days written notice of a material breach to the other party of such breach. Such breaches include, but are not limited to: 1) failure to pay all amounts due when due; or (2) the filing by a party to this Agreement of any petition in bankruptcy or initiation of any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors.
8.3	Effect of Termination.
Upon expiration or termination as provided in Section 8.2 of this Agreement, (a) Issuer will cease using the API, “Invest Now” buttons and all associated Services and FAT will be relieved from any further obligation to provide the Services; (b) each party will retain all rights and claims arising hereunder prior to the effective date of any expiration or termination; (c) the rights and obligations of the parties under Sections 3.2, 3.7, 3.8, 3.9, 3.12, 5, 6, 7, 8, and 9 will survive an expiration or termination, and (d) FAT will continue to hold data and maintain records as required by securities regulations and/or good business practices.

9. MISCELLANEOUS
9.1	Notices.
a.            Any communication in connection with this agreement must be exclusively in person or via email or other electronic communication as may be agreed upon by the Parties.

b.            Such communications shall be addressed as follows:

To FAT:
FundAmerica Technologies, LLC
Attention:  Scott Purcell
Email:  scott@fundamerica.com
Telephone: 212-774-3000

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

With a copy to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor, New York NY 10105
Attention: Douglas S. Ellenoff, Esq.
Email: Ellenoff@EGSllp.com
Telephone: 212-370-1300

To Issuer:
Elio Motors, Inc.
2942 North 24th Street, Suite 114-700
Phoenix, AZ 85016
Attention: Paul Elio & Connie Grennan
Email:  pelio@eliomotors.com; cgrennan@eliomotors.com
Telephone: 480-500-6800

With a copy to:
Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300
Denver, CO 80203
Attention:  Fay Matsukage, Esq.
Email:  fmm@dillanddill.com
Telephone:  303-777-3737

c.           Any party may change their email notice address by giving written notice thereof in accordance with this Paragraph.  All notices hereunder shall be deemed given: (1) if served in person, when served; or  (2) if sent by email, when the receiving party has responded to the communication or acknowledged receipt of the communication..
9.2	No Implied License.
Except as expressly provided in this Agreement, this Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement. All right, title, and interest in and to the Services are and will remain the exclusive property of FAT.
9.3	Severability.
If any provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions hereof.
9.4	Independent Contractors.
Performance by the parties under this Agreement will be as independent contractors. This Agreement is not intended and shall not be construed as creating a joint venture or partnership, or as causing either party to be treated as the agent of the other party for any purpose or in any sense whatsoever or to create any fiduciary duty or relationship or any other obligations other than those expressly imposed by this Agreement.
9.5	Limited License of Trademarks.
During the term of this Agreement, Issuer has the option to generally use FAT’s name, logo and trademarks on its website and other marketing materials so long as such use is not construed in any way to imply that any securities offering or transaction is endorsed, recommended, or vetted by FAT or its subsidiaries or affiliated entities, or that Issuer is authorized to act as a securities agent or a representative of FAT or its subsidiaries or affiliated entities. Furthermore, it is agreed that FAT, has the option to use the name and logo of Issuer in publicly disclosing the existence of this business relationship.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

9.6	No Legal, Tax or Accounting Advice.
Issuer agrees without reservation that FAT and/or its subsidiaries or affiliated entities are NOT providing any legal, tax or accounting advice in any way, nor on any matter, regardless of the tone or content of any communication (oral, written or otherwise). Issuer unconditionally agrees to rely solely on its legal, tax and accounting professionals for any such advice and on all matters.
9.7	No Investment Advice or Recommendations.
Issuer agrees that FAT and/or its subsidiaries or affiliated entities are not providing any investment advice, nor do we make any recommendations to any issuer of, or investor in, any securities. Issuer agrees that it will only rely on the advice of its attorneys, accountants and other professional advisors, including any registered broker-dealers acting as an underwriter of an offering.
9.8	Electronic Signature and Communications Notice and Consent.
Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be emailed to Issuer and FAT and will be stored on the Service and accessible in the Control Panel. Each of Issuer and FAT hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Issuer and FAT. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement consents to be legally bound by this Agreement's terms and conditions. Furthermore, each of Issuer and FAT hereby agree that all current and future communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing communications.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

9.9	Assignment.
No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger, consolidation or otherwise by operation of law, and (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of the proper successors and assigns.
9.10        Non-Absolute Standards. All of the Services are provided under a “reasonability” standard. This means that no service may be held to an absolute or perfect standard. All services are provided in such a manner that they are reasonable, and not perfect or flawless. Issuer acknowledges this and agrees that the reasonable Services meet its requirements and for the fees charged, and that all applicable sections of this Agreement apply to this concept, including, but not limited to, Sections 3.8, 3.9, 3.10, and Sections 5 and 6.
9.11	Binding Arbitration, Applicable Law and Venue, Attorneys Fees.
This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in New York, New York pursuant to the rules of the American Arbitration Association. Issuer and FAT each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.
9.13	Counterparts; Facsimile; Email; Signatures.
This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.
9.14	Force Majeure.
No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section, beyond such party’s reasonable control.
9.15	Interpretation.
Each party to this Agreement has been represented by or had adequate time to obtain the advice and input of independent legal counsel with respect to this Agreement and has contributed equally to the drafting of this Agreement. Therefore, this Agreement shall not be construed against either party as the drafting party. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as the identity of the person or persons may require for proper interpretation of this Agreement. And it is the express will of all parties that this Agreement is written in English and uses the font styles and sizes contained herein.
9.17	Captions.
The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
9.18	Beneficiaries.
There are no third party beneficiaries to this Agreement.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved

9.19	Entire Agreement; Amendments.
This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement, and may not be modified or amended, except by a written instrument executed after the effective date of this Agreement by the party sought to be charged by the amendment or modification.

10. SUBSTITUTE FORM W-9- TAXPAYER IDENTIFICATION NUMBER CERTIFICATION:
Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name: FundAmerica Technologies, LLC
Contact: Nicoleta Purcell, CFO
Address: 2300 W. Sahara Ave., Suite 803, Las Vegas, NV 89102
Tax ID Number (EIN): 45-4970618
[X] We are exempt from backup withholding.
Under penalties of perjury, FundAmerica Technologies, LLC hereby certifies that the number shown above is our correct taxpayer identification number, that we are not subject to backup withholding, and that we are a U.S. person.

© Copyright 2015, FundAmerica Technologies, LLC  All Rights Reserved